Deutsche Bank

General Meeting 2023

Exhibit 99.3

Deutsche Bank

# Annual General Meeting 2023

## Information on Agenda Item 1 and Shareholders' Rights

Deutsche Bank

General Meeting 2023

  1. Information on Item 1 pursuant to § 124a sentence 1 No. 2 Stock Corporation Act

Pursuant to §§ 172, 173 Stock Corporation Act, voting on Item 1 is not provided for as the Supervisory Board has approved the Annual Financial Statements and Consolidated Financial Statements prepared by the Management Board, thus the Annual Financial Statements have been established. § 175 (1) sentence 1 Stock Corporation Act merely stipulates that the Management Board convene the General Meeting for the purpose (inter alia) of accepting the established Annual Financial Statements and Management Report as well as for voting on the appropriation of distributable profit (if applicable) and, in the case of a parent company, also for the purpose of accepting the Consolidated Financial Statements and Management Report as approved by the Supervisory Board. The special case pursuant to § 173 Stock Corporation Act, according to which the General Meeting would be entrusted with establishing the Annual Financial Statements if the Management Board and Supervisory Board decide this, also does not apply. The Management Board and Supervisory Board have not taken such a resolution.

  2. Information pursuant to §   121 (3) sentence 3 No.   3 Stock Corporation Act on shareholders’ rights

The convening of the General Meeting includes details on shareholders’ rights pursuant to §§ 118a (1), 122 (2), 126 (1) and (4), 127, 130a, 131, 245 Stock Corporation Act. The following information is intended for further clarification purposes.

  a) Requests for additions to the Agenda in accordance with §   122 (2) Stock Corporation Act

Pursuant to § 122 (2) Stock Corporation Act, shareholders whose aggregate shareholdings represent one-twentieth of the share capital or the proportionate amount of €500,000 (the latter corresponds to 195,313 shares) may request that items be placed on the Agenda and published.

Each new item of the Agenda must also include a reason or a resolution proposal. Requests must be addressed in writing (§ 126 German Civil Code) to the Management Board of the company and received by the company at least 30 days before the General Meeting; the day of the General Meeting and the day of receipt are not included in this calculation. Based on this, the last possible date for the receipt of requests is Sunday, April 16, 2023, 24:00 CEST. Requests received after this date will not be considered. The address of the Management Board is as follows:

Deutsche Bank Aktiengesellschaft Management Board

60262 Frankfurt am Main, Germany

Deutsche Bank

General Meeting 2023

Pursuant to § 122 (2) in conjunction with (1) Stock Corporation Act, shareholders making such requests must prove that they have held the required number of shares for at least 90 days prior to the day the request is received and that they will hold the shares until the Management Board decides on the request. § 121 (7) Stock Corporation Act is to be applied accordingly to the calculation of the period. According to this, the days are counted back, whereby the day on which the request is received shall not be included, and any move from a Sunday, Saturday or public holiday to a preceding or subsequent business day shall not be possible. §§ 187 to 193 German Civil Code shall not be applied accordingly. § 70 Stock Corporation Act applies when calculating the time for which shares have been held. According to this, a claim to the transfer of ownership vis-à-vis a credit institution, a financial services provider, a securities institution or an enterprise operating pursuant to § 53 (1) sentence 1 or § 53b (1) sentence 1 or (7) of the German Banking Act is considered to be the same as ownership. The period during which the share was owned by a predecessor in title shall be attributed to the shareholder, provided that he has acquired the share without consideration, from his fiduciary, as a successor in title by operation of law, in connection with the dissolution of a community of interests or as a result of a transfer of assets in accordance with § 13 of the Insurance Supervision Act or § 14 of the Building and Loan Associations Act (§ 70 sentence 2 Stock Corporation Act).

Additional agenda items that are to be published – if they have not already been published upon convening the meeting – will be published in the Bundesanzeiger without delay after the company receives them and forwarded for publication to other such media that can be expected to distribute the information throughout the European Union. Furthermore, without delay after receipt by the company, the additional agenda items will be made accessible on the website agm.db.com and announced to all shareholders.

Below is the wording of the provisions of the Stock Corporation Act upon which this shareholder right is based:

§ 122 (1) and (2) (Calling of a meeting at the request of a minority)

  (1) The general meeting shall be called if shareholders whose aggregate shareholdings equal or exceed one-twentieth of the share capital, demand such meeting in writing, stating the purpose of and reasons for such a meeting; such demand shall be addressed to the management board. The articles may provide that the right to demand a general meeting shall require another form or the holding of a lower proportion of the share capital. Persons submitting a request must prove that they have held the shares for at least 90 days before the date the request is received and that they hold the shares until the management board decides on the request. §   121 (7) shall be applied accordingly.

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General Meeting 2023

  b) Proposal s and election proposals pursuant to § §   126 (1) and  (4), 127 , 130a (5) sentence 3, 118a (1) sentence 2 No. 3 Stock Corporation Act

According to § 126 and § 127 Stock Corporation Act, every shareholder is entitled to have his counterproposal or election proposal made accessible to the persons listed in § 125 (1) to (3) Stock Corporation Act based on the requirements stipulated therein. If shareholders wish for these to be made accessible, counterproposals (with their reasons) and election proposals are to be sent solely to:

Deutsche Bank Aktiengesellschaft

Investor Relations

60262 Frankfurt am Main, Germany

e-mail: HV.2023@db.com

Counterproposals or election proposals that are addressed differently need not be made accessible. Counterproposals should stipulate a reason; this does not apply to election proposals (however, they should contain, if they are to be made publicly available, the information specified in § 124 (3) sentence 4 and § 125 (1) sentence 5 Stock Corporation Act).

Counterproposals within the meaning of § 126 Stock Corporation Act and election proposals within the meaning of § 127 Stock Corporation Act will be published along with any comments by management on the website agm.db.com together with the name of the shareholder and, in the case of counterproposals, the reasons, provided these are received by the company at least 14 days before the General Meeting, whereby the day of receipt and the day of the General Meeting are not to be counted. Based on this, the last possible date for the receipt of proposals is Wednesday, May 2, 2023, 24:00 CEST. There is no obligation to publish counterproposals and election proposals – even when the aforementioned conditions have been met – for the cases laid down in § 126 (2) Stock Corporation Act, and additionally for election proposals in case of § 127 sentence 3 Stock Corporation Act. The reason for a counterproposal need not be made accessible if its total length is more than 5,000 characters.

The Management Board must publish shareholders’ proposals for the election of Supervisory Board members – if the conditions specified above are fulfilled – along with the following information:

  — notice of the requirements of §   96 (2) Stock Corporation Act,
  — information on whether the joint fulfilment of the quotas was contested in accordance with §   96 (2) sentence   3 Stock Corporation Act, and
  — information on how many positions on the Supervisory Board must be filled by women and men respectively in order to fulfil the minimum quota requirements pursuant to §   96 (2) sentence   1 Stock Corporation Act.

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General Meeting 2023

Counterproposals and election proposals that are to be made accessible by the company in accordance with §§ 126, 127 Stock Corporation Act are, in accordance with § 126 (4) Stock Corporation Act, deemed to have been put forward at the time they are made accessible. Voting on them can take place following timely registration. The counterproposal or election proposal does not have to be dealt with at the General Meeting if the shareholder who submitted the proposal or election proposal is not registered as a shareholder in the share register of the company and is not properly registered for the General Meeting.

Furthermore, shareholders connected electronically to the General Meeting can submit counterproposals, election proposals and other proposals within the permissible framework also during the General Meeting through the means of video communication, i.e., as part of a speech, without the need to submit the proposal or election proposal in advance in accordance with §§ 126, 127 Stock Corporation Act. For this, it is necessary that the shareholder is registered using the access-protected Shareholder Portal for a speech, as part of which the shareholder can then submit his or her proposal or election proposal. A more detailed description of the procedure set out for this, as well as the legal and technological prerequisites and the authority of the Chair of the General Meeting to determine appropriate restrictions on the speaking time and the time for submitting questions is given in lit d).

Below is the wording of the provisions of the Stock Corporation Act upon which these aforementioned rights are based and which also set out the requirements under which it is possible to refrain from publishing counterproposals and election proposals:

§ 126 Proposals by shareholders

  (1) Prop o sals by shareholders together with the shareholder’s name, the reasons for which the proposals are being made, and any position taken by the management shall be made available to the persons entitled pursuant to §   125 (1) to (3) under the conditions stated therein if at least 14 days before the meeting the shareholder sends to the address indicated in the notice convening the meeting a counterproposal regarding a proposal of the management board and supervisory board as to an item on the agenda. The date of receipt shall not be taken into account. In the case of listed companies, publishing shall be via the company’s website. §   125 (3) shall apply correspondingly.

  (2) A counterproposal and the grounds for this need not be published if
    1. the management board would by reason of such communication become criminally liable;
    2. the counterproposal would result in a resolution of the general meeting which would be illegal or would violate the articles of association;
    3. the grounds contain statements which are manifestly false or misleading in material respects or which are libellous;
    4. a counterproposal of such shareholder based on the same facts has already been published with respect to a general meeting of the company pursuant to §   125;

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General Meeting 2023

  5. the same counterproposal of such shareholder on essentially identical grounds has already been published pursuant to §   125 to at least two general meetings of the company within the past five years and at such general meetings less than one-twentieth of the share of capital represented has voted in favour of such counterproposal;
  6. the shareholder indicates that he will neither attend nor be represented at the general meeting; or
  7. within the past two years at two general meetings the shareholder has failed to make or cause to be made on his behalf a counterproposal communicated by him.

The reason need not be published if its total length is more than 5,000 characters.

  (3) If several shareholders make counterproposals for resolution in respect to the same subject matter, the management board may combine such counterproposals and the respective reasons specified for them .

  (4) In the case of a virtual general meeting, proposals to be made available in accordance with Section 126 (1) through (3) shall be deemed to have been submitted at the time they are made available. The company shall enable voting rights on these proposal s to be exercised as soon as the shareholders can prove that they meet the requirements for exercising voting rights stipulated by law or in the articles. If the shareholder who has submitted the proposal is not duly authorized to do so and, if notification of attendance is required, has not given due notification of attendance at the general meeting, the proposal does not have to be dealt with at the general meeting.

§ 127 Election proposals by shareholders

§ 126 shall apply analogously to a proposal by a shareholder for the election of a member of the supervisory board or external auditors. The election proposal need not be supported by the grounds for this. The management board also need not publish such election proposal if it fails to contain the details required by § 124 (3) sentence 4 and § 125 (1) sentence 5. For the election of Supervisory Board members of listed corporations that are subject to the Co-Determination Act, the Coal and Steel Co-Determination Act or the Supplemental Co-Determination Act, the Management Board shall provide the following information:

  1. notice of the requirements of §   96 (2),
  2. information on whether the joint fulfilment of the quotas was contested in accordance with §   96 (2) sentence   3 Stock Corporation Act, and
  3. information on how many positions on the Supervisory Board must be filled by women and men respectively in order to fulfil the minimum quota requirements pursuant to §   96   (2) sentence   1 Stock Corporation Act.

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General Meeting 2023

§ 124 (3) sentence 4 (Publication of requests for supplements; proposals for resolutions)

The proposal for the election of members of the supervisory board or auditors shall state their name, profession and place of residence.

§ 125 (1) sentences 1 and 5, (2), (3) (Communications to shareholders and supervisory board members)

  (1) 1 The management board of a company that has not exclusively issued register e d shares shall, at least 21 days before the meeting, announce the convening of the meeting to the following:
  1. Intermediaries that have shares of the company in custody,
  2. shareholders and intermediaries who requested the announcement,
  3. shareholders’ associations which requested the announcement or had exercised voting rights on behalf of shareholders in the preceding general meeting.

[…] 5 In the case of listed companies, any proposal for the election of supervisory board members must be accompanied by details on their membership in other supervisory boards whose establishment is required by law; details on membership in comparable domestic and foreign controlling bodies of economic enterprises should also be provided.

  (2) The management board of a company that has issued registered shares shall provide the same announcement to those who are registered as in the company’s share register at the beginning of the 21st day before the m eeting as well as to the shareholders and intermediaries who requested the announcement and to the shareholders’ associations which requested the announcement or had exercised voting rights on behalf of shareholders in the preceding general meeting .

  (3) Each member of the supervisory board may request that the management board send the same communications to him.

§ 118a (1) sentence 2 No. 3 (Virtual General Meeting)

If a virtual general meeting is held, the following requirements must be met:

3. shareholders connected electronically to the meeting shall be granted the right to submit proposals and election proposals by means of video communication at the meeting,

§ 130a (5) sentence 3 (Right to submit statements and right to speak at virtual general meetings)

Proposals and election proposals pursuant to § 118a (1) sentence 2 number 3, the request for information pursuant to § 131 (1), follow-up questions pursuant to § 131 (1d) and further questions pursuant to § 131 (1e) may be part of the speech.

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General Meeting 2023

  c) Right to submit statements pursuant to § 118a (1) sentence 2 No. 6 and § 130a (1) to (4) Stock Corporation Act

Shareholders have the right to submit statements concerning the Items on the Agenda in text form through the means of electronic communication at the latest by Thursday, May 11, 2023, 24:00 CEST.

The statement is to be submitted while specifying name and shareholder number solely using the e-mail address specified in the following:

HV.2023@db.com

It is kindly requested that the statement length be limited to a reasonable size in order to enable a proper inspection of the statements. A length of 10,000 characters at a maximum should serve as orientation.

The company will make the statements accessible at the latest by Friday, May 12, 2023, 24:00 CEST, while specifying the name of the submitting shareholder on the website agm.db.com. Statements will not be translated by the company.

The company reserves the right not to make statements accessible to the extent the Management Board would be committing a criminal offense by making them accessible or if the statement has obviously false or misleading content on material points or if it contains offensive remarks or if the shareholder has indicated that he will not participate in and will not be represented at the General Meeting (§ 130a (3) sentence 4, § 126 (2) sentence 1 Nos. 1, 3 and 6 Stock Corporation Act). Furthermore, the company reserves the right not to publish statements if they do not have any recognizable relation to the Agenda of the General Meeting.

It should be noted that any questions, proposals and election proposals as well as objections against resolutions of the General Meeting that are contained in statements will not be considered. Questions and proposals and counterproposals as well as objections against resolutions of the General Meeting are solely to be raised or declared through the means described separately above or below.

Below is the wording of the provisions of the Stock Corporation Act upon which this shareholder right is based:

§ 118a (1) sentence 2 No. 6 (Virtual General Meeting)

If a virtual general meeting is held, the following requirements must be met:

  6. shareholders shall be granted the right to submit statements in accordance with § 130a (1) to (4) by means of electronic communication,

§ 130a (1) to (4) (Right to submit statements and right to speak at virtual general meetings)

  (1) In the case of a virtual general meeting, shareholders shall have the right to submit statements on the items on the agenda prior to the meeting by way of electronic communication using the address communicated for this purpose in the convening of the meeting. This right may be restricted to shareholders who have duly registered for the meeting. The scope of statements may be appropriately limited in the convening of the meeting.

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General Meeting 2023

  (2) Statements shall be submitted no later than five days before the meeting.

  (3) The statements submitted shall be made available to all shareholders no later than four days before the meeting. Such disclosure may be restricted to shareholders who have duly registered for the meeting. In the case of listed companies, such disclosure shall be made on the website of the company; in the case of sentence 2 disclosure may also be made on the website of a third party. § 126 (2) sentence 1 number 1, 3 and 6 shall apply mutatis mutandis.

  (4) § 121 (7) shall apply to the calculation of the deadlines specified in (2) and (3) sentence 1.

  d) Right to speak pursuant to § 118a (1) sentence 2 No. 7, § 130a (5) and (6) Stock Corporation Act

At the General Meeting, shareholders or their authorized representatives who are properly registered and electronically connected to the General Meeting have a right to speak through the means of video communication. Proposals and election proposals in accordance with § 118a (1) sentence 2 No. 3 Stock Corporation Act as well as all relevant types of requests for information pursuant to § 131 Stock Corporation Act may be part of the speeches.

From the beginning of the General Meeting, shareholders or their authorized representatives can register for speeches through the access-protected Shareholder Portal ( netvote.db.com ) by using the “Register to speak” button. The consent of the shareholder or authorized representative to the disclosure by the Chair of the General Meeting of his or her name to the public during the audio and video broadcast of the General Meeting will be obtained upon the registration for speeches.

In accordance with § 19 (2) sentence 1 of the company’s Articles of Association, the Chair of the General Meeting directs the proceedings and determines the sequence of speakers and the sequence in which the Items on the Agenda are dealt with. In accordance with § 19 (2) sentence 2 of the company’s Articles of Association, the Chair of the General Meeting, in the course of the General Meeting, may determine appropriate restrictions on the speaking time, the time for putting questions and/or the total time available in general for speaking and putting questions or for individual speakers.

Minimum technical requirements for exercising the right to speak are a web-enabled device with a camera, microphone and audio output (e.g., loudspeakers or headphones) as well as a stable Internet connection. Recommendations for an optimal functionality of the video communication can be found on the company’s website at agm.db.com .

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General Meeting 2023

The company reserves the right to check the functionality of the video communication between the shareholder and company at the General Meeting and before the speech and to refuse such if this functionality is not ensured. Independently of this, the company will offer shareholders or their representatives the opportunity on a non-binding basis to test the functionality of the video communication for the speech on the day before the General Meeting. For this, a “Test video communication for speech” button will be activated on the Shareholder Portal on Tuesday, May 16, 2023, from 10:00 to 12:00 CEST. Shareholders and/or their authorized representatives who would like to test the video communication for the speech on the day before the General Meeting must enter their contact information as provided for in the registration window. Subsequently, each shareholder or authorized representative will be contacted using the specified contact information to arrange an appointment for such a functionality test of his or her audio and video connection.

Shareholders who make use of the possibility to speak in audio and video during the General Meeting should note that the entire General Meeting, including such speech, will be broadcast live on the Internet for shareholders and interested public viewers without access restrictions and the entire General Meeting, including the speeches, will be recorded. A publicly accessible download of the recording shall not be made available after the General Meeting on the company’s website. Please note that the Chair of the General Meeting will call up the shareholder or his or her authorized representative scheduled to speak in specifying his or her name.

The provisions of the Stock Corporation Act which form the basis of the aforementioned shareholder right, as well as the provision of the Articles of Association on the chairing of the general meeting and time restrictions on the right to speak and ask questions, read as follows:

§ 118a (1) sentence 2 No. 7 (Virtual General Meeting)

If a virtual general meeting is held, the following requirements must be met:

  7. shareholders connected electronically to the meeting shall be granted the right to speak at the meeting by means of video communication in accordance with § 130a (5) and (6),

§ 130a (5) and (6) (Right to submit statements and right to speak at virtual general meetings )

  (5) Shareholders connected electronically to the meeting shall be granted the right to speak at the meeting by way of video communication. The form of video communication offered by the Company shall be used for the speeches. Prop o sal s and election proposals pursuant to § 118a (1) sentence 2 No. 3, the request for information pursuant to § 131 (1), follow-up questions pursuant to § 131 (1d) and further questions pursuant to §   131 (1e) may be part of the speech. § 131 (2) s en t e nce 2 shall apply mutatis mutandis.

  (6) The Company may reserve the right in the convening the meeting to check the functionality of the video communication between the shareholder and the Company in the meeting and prior to the speech and to reject the speech if the functionality is not ensured.

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§ 19 (2) sentence 1 and 2 of the Articles of Association

The Chairman directs the proceedings and determines the sequence of speakers and the sequence in which the items on the agenda are dealt with. In the course of the General Meeting he may determine appropriate restrictions on the speaking time, the time for putting questions and/or the total time available in general for speaking and putting questions or for individual speakers.

  e) Right to request information pursuant to §§ 118a (1) sentence 2 No. 4, 130a (5) sentence 3, 131 Stock Corporation Act

Pursuant to § 131 (1) sentence 1 Stock Corporation Act, every shareholder may request information at the General Meeting from the Management Board about company matters insofar as the information is required in order to appropriately adjudge the item of business set out in the Agenda. The obligation to provide information covers the company’s legal and business relations with affiliated companies. The obligation of the Management Board of a parent company as defined in § 290 (1) and (2) German Commercial Code to provide information at the General Meeting at which the Consolidated Financial Statements and Consolidated Management Report are submitted also covers the position of the Group and of the companies included in the Consolidated Financial Statements.

With a view to a better answer quality and an increased transparency vis-à-vis shareholders, the Management Board decided on the basis of § 131 (1a), (1b) sentence 2 Stock Corporation Act that shareholders or their authorized representatives who have properly registered for the General Meeting, in order to exercise the right to request information pursuant to § 131 Stock Corporation Act, have to submit their questions to the company at the latest three days before the General Meeting, i.e., by Saturday, May 13, 2023, 24:00 CEST, through the means of electronic communication. This pre-submission of questions may take place solely using the access-protected Shareholder Portal ( netvote.db.com ) in German or English; another form of submission is excluded.

The company will answer all questions properly submitted within the framework of the shareholders’ right to request information pursuant to § 131 Stock Corporation Act by Monday, May 15, 2023, 24:00 CEST, and will make the questions and the related answers accessible at the latest as from this time and during the entire General Meeting on the company’s website at agm.db.com solely in German – and, for questions originally submitted in English, the questions and additionally the answers also in English (whereby in any event the answer in German is authoritative). If the answers are accessible one day before and throughout the duration of the meeting, the Management Board has the right in accordance with § 131 (1c) sentence 4 Stock Corporation Act to refuse to provide information concerning these questions in the meeting.

The company reserves the right not to make questions accessible to the extent the Management Board would be committing a criminal offense by making them accessible or if the question has obviously false or misleading content on material points or if it contains offensive remarks or if the shareholder has indicated that he will not participate in and will not be represented at the General Meeting (§ 131 (1c) sentence 3, § 126 (2) sentence 1 Nos. 1, 3 and 6 Stock Corporation Act).

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In answering and making questions accessible before the General Meeting, the name of the questioner may be disclosed only if the consent to the disclosure of the name was explicitly stated upon the submission of the question. There is no claim to the disclosure of the name even if such consent was stated.

At the General Meeting, properly registered shareholders or their authorized representatives who are connected to the virtual General Meeting using the access-protected Shareholder Portal may, pursuant to § 131 (1d) Stock Corporation Act, raise follow-up questions through the means of electronic communication concerning all of the answers provided by the Management Board in advance of and during the virtual General Meeting; furthermore, they may raise questions during the virtual General Meeting pursuant to § 131 (1e) Stock Corporation Act through the means of electronic communication concerning matters that have first arisen after the deadline for executing the right to ask questions in advance of the virtual General Meeting, i.e., after Saturday, May 13, 2023, 24:00 CEST. The designated Chair of the General Meeting plans to determine during the meeting in accordance with § 131 (1f) Stock Corporation Act that in the spirit of the equal treatment of shareholders the right to request information in the virtual General Meeting may only be exercised through the means of video communication, i.e., as part of a speech (see lit d)).

The Management Board may refuse to provide information insofar as there is a right to refuse the provision of such information pursuant to § 131 (3) Stock Corporation Act.

§ 131 (4) sentence 1 Stock Corporation Act stipulates that if a shareholder has been provided with information due to his capacity as shareholder outside of the General Meeting, this information is to be provided to every other shareholder or their authorized representative making a corresponding request at the General Meeting, even if such information is not required in order to appropriately adjudge the item of business set out in the Agenda. Within the framework of the virtual General Meeting it will be ensured that every shareholder or authorized representative electronically connected to the General Meeting can send such requests, pursuant to § 131 (4) sentence 1 Stock Corporation Act, depending on his or her choice, as part of the speech by way of video communication and/or through the means of electronic communications to the e-mail address:

erweiterte.auskunftspflicht@db.com

Such requests are possible by e-mail starting from the opening of the General Meeting until its closing by the Chair of the General Meeting; however, as part of a speech by way of video communication only during the debate. The request by e-mail shall be accompanied by evidence of share ownership, i.e., either the name, date of birth and address of the shareholder or the shareholder number.

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§ 131 (5) sentence 1 Stock Corporation Act stipulates that if a shareholder’s or his authorized representative’s request for information is refused, he may demand that his question and the reason for refusing to provide the information be taken to the minutes of the meeting. Within the framework of the virtual General Meeting it will be ensured that every shareholder or authorized representative electronically connected to the General Meeting can send their demands, pursuant to § 131 (5) sentence 1 Stock Corporation Act, depending on his or her choice, as part of the speech by way of video communication and/or through the means of electronic communication to the Notary Public responsible for the minutes of the General Meeting to the e-mail address:

Notar.DB.HV2023@hoganlovells.com

Such demands are possible by e-mail starting from the opening of the General Meeting until its closing by the Chair of the General Meeting; however, as part of a speech by way of video communication only during the debate. The demand by e-mail shall be accompanied by evidence of share ownership, i.e., either the name, date of birth and address of the shareholder or the shareholder number.

The provisions of the Stock Corporation Act which these shareholders’ rights are based on and which also set out the requirements under which it is possible to refrain from providing information is given below:

§ 118a (1) sentence 2 No. 4 (Virtual General Meeting)

If a virtual general meeting is held, the following requirements must be met:

  4. shareholders shall be granted a right to information pursuant to § 131 by way of electronic communication,

§ 130a (5) sentence 3 (Right to submit statements and right to speak at virtual general meetings)

Proposals and election proposals pursuant to § 118a (1) sentence 2 number 3, the request for information pursuant to § 131 (1), follow-up questions pursuant to § 131 (1d) and further questions pursuant to § 131 (1e) may be part of the speech.

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§ 131 Right of shareholders to request information

  (1) Upon request, each shareholder shall be provided with information by the management board at the general meeting regarding the Company's affairs to the extent that such information is necessary for a proper evaluation of the item on the agenda. The duty to provide information shall also extend to the legal and business relations of the Company with an affiliated company. If a company makes use of the simplifications pursuant to § 266 (1) sent ence 3, § 276 or § 288 of the German Commercial Code, each shareholder may demand that the annual financial statements be presented to him at the general meeting on the annual financial statements in the form which would have been used without these simplifications. The duty of the management board of a parent company (§ 290 (1), (2) of the German Commercial Code) to provide information at the general meeting at which the consolidated financial statements and the group management report are presented also extends to the situation of the Group and the companies included in the consolidated financial statements.

(1a) In the case of a virtual general meeting, (1) sentence 1 shall apply subject to the proviso that the management board may specify that shareholders' questions must be submitted by electronic communication no later than three days before the meeting. § 121 (7) shall apply to the calculation of the deadline. Questions not submitted by the deadline need not be taken into account.

(1b) The scope for submitting questions may be appropriately limited in the convening of the meeting. The right to submit questions may be restricted to shareholders who have duly registered for the meeting.

(1c) The Company shall make duly submitted questions available to all shareholders prior to the meeting and answer them no later than one day before the meeting; § 121 (7) shall apply to the calculation of the deadline. In the case of listed companies, the questions shall be made available and answered on the Company's website. § 126 (2) sentence 1 number 1, 3 and 6 shall apply mutatis mutandis to the making available of the questions. If the answers are continuously accessible one day before the start of and at the meeting, the management board may refuse to provide information on these questions at the meeting.

(1d) Every shareholder who is electronically connected to the meeting shall be granted a right to ask follow-up questions at the meeting by means of electronic communication regarding all answers given by the management board before and at the meeting. (2) sentence 2 also applies to the right to ask follow-up questions.

(1e) In addition, every shareholder who is electronically connected to the meeting shall be granted the right at the meeting by means of electronic communication to ask questions on matters which have only arisen after the expiry of the period pursuant to (1a) sentence 1. (2) sentence 2 shall also apply to this right to ask questions.

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(1f) The chairman of the meeting may determine that the right to information pursuant to (1), the right to ask follow-up questions pursuant to (1d) and the right to ask questions pursuant to (1e) may be exercised at the general meeting exclusively by means of video communication.

  (2) The information provided shall comply with the principles of conscientious and faithful accountability. The a rticles of a ssociation or the r ules of p rocedure pursuant to § 129 may authorize the chairman of the meeting to impose reasonable time limits on the shareholder's right to ask questions and to speak and may specify further details.

  (3) The management board may refuse to provide information,
  1. insofar as the provision of the information is likely, according to sound business judgment, to cause not inconsiderable disadvantage to the Company or an affiliated company;

2 insofar as it relates to tax valuations or the amount of individual taxes;

3. about the difference between the value at which items are shown in the annual balance sheet and a higher value of these items, unless the general meeting ascertains the annual financial statements;

4. on the accounting and valuation methods, insofar as the disclosure of these methods in the notes suffices to provide a true and fair view of the net assets, financial position and results of operations of the Company within the meaning of § 264 (2) of the German Commercial Code; this shall not apply if the general meeting ascertains the annual financial statements;

5. insofar as the management board would render itself liable to prosecution by providing the information;

6. insofar as, in the case of a credit institution, a financial services institution or a securities institution, information need not be provided on the accounting and valuation methods applied and the calculations made in the annual financial statements, management report, consolidated financial statements or group management report;

7. insofar as the information is continuously accessible on the company's website for at least seven days prior to the beginning and during the general meeting.

Information may not be refused for other reasons.

  (4) If information has been provided to a shareholder outside the general meeting in his capacity as a shareholder, it shall be provided to any other shareholder at his request during the general meeting, even if it is not necessary for the proper assessment of the item on the agenda. In the case of a virtual general meeting, it must be ensured that any shareholder connected to the meeting electronically can submit his request in accordance with sent ence 1 by means of electronic communication. The management board may not refuse to provide information in accordance with (3) sent ence 1 numbers 1 to 4. Sent ence 1 to 3 shall not apply if a subsidiary (§ 290 (1), (2) of the German Commercial Code), a joint venture (§ 310 (1) of the German Commercial Code) or an associated company (§   311 (1) of the German Commercial Code) provides the information to a parent company (§   290   (1),   (2) of the German Commercial Code) for the purpose of including the company in the consolidated financial statements of the parent company and the information is required for this purpose.

Deutsche Bank

General Meeting 2023

  (5) If a shareholder is refused information, he may request that his question and the reason for which the information was refused be recorded in the minutes of the meeting. In the case of a virtual general meeting, it must be ensured that every shareholder who is electronically connected to the meeting can submit his request in accordance with sen tence 1 by means of electronic communication.

  f) Objection pursuant to §§ 118a (1) sentence 2 No. 8, 245 sentence 1 No. 1, sentence 2 Stock Corporation Act

Shareholders or their authorized representatives who are properly registered and electronically connected to the General Meeting have a right to declare an objection against resolutions of the General Meeting through the means of electronic communication. Such declarations may be sent to the Notary Public responsible for the minutes of the General Meeting using the e-mail address

Notar.DB.HV2023@hoganlovells.com

and are possible from the opening of the General Meeting until its closing by the Chair of the General Meeting. The declaration sent to the specified e-mail address shall be accompanied by evidence of share ownership, i.e., either the name, date of birth and address of the shareholder or the shareholder number.

The provisions of the Stock Corporation Act which form the basis of the aforementioned shareholder right read as follows:

§ 118a (1) sentence 2 No. 8 (Virtual General Meeting)

If a virtual general meeting is held, the following requirements must be

  8. shareholders connected electronically to the meeting shall be granted the right to object to a resolution of the general meeting by means of electronic communication.

§ 245 sentence 1 No. 1, sentence 2 (Authority to bring an action for avoidance)

1 The following shall have authority to bring an action for avoidance:

  1. Any shareholder attending the general meeting, provided he / she has already acquired the shares prior to the agenda having been published by notice and provided he / she raised an objection concerning the resolution and had it recorded in the minutes ;

2 In the case of a virtual general meeting, all shareholders connected to the meeting electronically shall be deemed to be in attendance within the meaning of sentence 1 number 1.

This version of the Information on Agenda Item 1 and Shareholders‘ Rights is an English convenience translation of the German original. For purposes of interpretation, the German text shall be authoritative and final.